As  Filed  with  the  Securities  and  Exchange Commission on January 21, 2002
                                                             File  No. 333-68494
================================================================================


                       SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549

                                ----------------

                       POST  EFFECTIVE  AMENDMENT  NO.  1  TO
                                     FORM  S-8
                             REGISTRATION  STATEMENT
                        UNDER  THE  SECURITIES  ACT  OF  1933

                                ----------------

                                ANZA  CAPITAL,  INC.
             (Exact  Name  of  Registrant  as  Specified  in  its  Charter)

                  Nevada                                        84-1273503
     (State  or  Other  Jurisdiction  of                (IRS  Employer  ID  No.)
      Incorporation  or  Organization)

                         3200  BRISTOL  STREET,  SUITE  700
                          COSTA  MESA,  CALIFORNIA  92626
                    (Address  of  Principal  Executive  Offices)

                                ----------------

                          2000  Stock  Compensation  Plan
                            (Full  Title  of  the  Plan)

                                ----------------

                           VINCENT  RINEHART,  PRESIDENT&CEO
                                 ANZA  CAPITAL,  INC.
                         3200  BRISTOL  STREET,  SUITE  700
                          COSTA  MESA,  CALIFORNIA  92626
                     (Name  and  Address  of  Agent  for  Service)

                                 (714)  866-2100
          (Telephone  Number,  Including  Area  Code,  of  Agent  for  Service)

                         CALCULATION  OF  REGISTRATION  FEE



================================================================================
                                 PROPOSED         PROPOSED
  TITLE OF        AMOUNT         MAXIMUM          MAXIMUM          AMOUNT OF
SECURITIES TO     TO  BE      OFFERING PRICE      AGGREGATE      REGISTRATION
BE REGISTERED   REGISTERED      PER SHARE      OFFERING PRICE        FEE

--------------------------------------------------------------------------------

Common Stock    1,000,000       $0.15(1)        $150,000.00        $37.50(2)

TOTAL           1,000,000       $0.15(1)        $150,000.00        $37.50(2)
================================================================================


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, as amended and based upon an average of the high and low prices reported on the Nasdaq Over The Counter Bulletin Board on August 20, 2001.

(2)  The  registration  fee  of  $37.50  has  previously  been  paid.

================================================================================

EXPLANATORY  NOTE

        Anza Capital, Inc. ("Anza") has previously filed a registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register 1,000,000 shares of stock, $.001 par value, to be issued to certain selling shareholders that are employees or consultants who have been issued shares of E-Net's common stock pursuant to the company's stock compensation plan. The Registrant has also previously filed additional registration statements on Form S-8 to register an initial 1,000,000 shares of stock and an additional 5,000,000 shares of stock and those registration statements, as amended, which Commission File Nos. 333-51108, 333-54920, 333-57906, 333-62370 and 333-95407, are incorporated herein by reference.

     This Post-Effective Amendment No. 1 is being filed for the purpose of specifying the names of additional selling shareholders or to amend the number of shares issued to previously listed selling shareholders.

      Under cover of this Post-Effective Amendment No. 1 to Form S-8 is a Reoffer Prospectus that Anzahas prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 1,000,000 shares of common stock acquired by the selling shareholders.

                               REOFFER PROSPECTUS

                               ANZA CAPITAL, INC.
                         3200 BRISTOL STREET, SUITE 700
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 866-2100

                        1,000,000 SHARES OF COMMON STOCK

        The shares of common stock, $.001 par value, of Anza Capital, Inc. ("Anza" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to the Company's 2000 Stock Compensation Program for employment or consulting services that the Selling Shareholders provided to Anza.

        The sales may occur in transactions on the Nasdaq over-the-counter market at prevailing market prices or in negotiated transactions. Anza will not receive proceeds from any of the sale of the Shares. Anza is paying for the expenses incurred in registering the Shares.

        The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public through compliance with Rule 144. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

        E-Net's common stock is currently traded on the Nasdaq Over-the-Counter Bulletin Board under the symbol "ANZA.OB" The common stock is also listed on the Berlin Stock Exchange under the symbol "ANZA.DE."

                            -------------------------

        This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 12. Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our future plans, objectives, expectations and intentions. In evaluating these statements, you should consider the various factors identified in "Risk Factors" section contained herein, which identify important considerations that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements speak only as of the date the statement is made, and the forward-looking information and statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE  OF  CONTENTS


Where  You  Can  Find  More  Information                   4
Incorporated  Documents                                    4
The  Company                                               5
Risk  Factors                                              13
Use  of  Proceeds                                          19
Selling  Shareholders                                      19
Plan  of  Distribution                                     20
Legal  Matters                                             20


        You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

        We are required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D. C. 20549; Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

INCORPORATED  DOCUMENTS

        The SEC allows us to "incorporate by reference" information into this Reoffer Prospectus, which means that Anzacan disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus. The following documents previously filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

        (a) Our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2001;

        (b) Our Quarterly Reports on Form 10-QSB for the fiscal quarters ended July 31, 2001 and October 31, 2001; and

        (c) Our Reports on Form 8-K dated March 5, 1999, January 27, 2000, February 25, 2000, March 8, 2000, March 31, 2000 and April 19, 2000, as
        later  amended;  and

        (d) All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

        We will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to Investors Relations at our executive offices, located at 3200 Bristol Street, Suite 700, Costa Mesa, California 92626. Our telephone number is (714) 866-2100. Our corporate Web site address is http://www.e-netfinancial.com.

                                   THE  COMPANY

GENERAL
     Anza Capital, Inc. ("Anza" or the "Company") was incorporated in the State of Nevada on August 18, 1988 as Solutions, Incorporated. On July 11, 1994, the Company filed a Registration Statement on Form 10-SB with the Securities and Exchange Commission, which was declared effective on December 22, 1994. At that time, the Company became a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended. On August 16, 1996, the Company changed its name to Suarro Communications, Inc., and on February 12, 1999, May 12, 1999 and on January 18, 2000, the Company changed its name to E-Net Corporation, E-Net Financial Corporation and e-Net.Com Corporation, respectively. On February 2, 2000, the Company changed its name to E-Net
Financial.com Corporation. Effective January 1, 2002 the Company changed its name to Anza Capital, Inc.

BUSINESS  OVERVIEW

     The Company is a holding company which currently operates through four (4) subsidiaries, namely AMRES, Expidoc, BravoRealty.com, and Titus Real Estate. Since March 1, 1999, the Company has acquired a total of nine companies, six of which have failed, and five of these subsidiaries have never generated any net revenue. Anza has never developed a business of its own. Of the nine companies purchased by Anza since March 1, 1999, six were purchased from then-current officers and directors, or parties affiliated with then-current officers and directors, including EMB. The total dollar value attributed to the purchase of these nine companies is approximately $4,400,000.

     AMRES and Expidoc represent our only significant operations and greater than 95% of our consolidated revenue. Please see further discussion of AMRES and Expidoc below.
We have never been profitable, and our net losses have been significant. For the year ended April 30, 2001, our net loss was $6,745,207, or $0.30 per share. For the ten months ended April 30, 2000, our net loss was $1,796,899, or $0.22 per share. See our discussion in Item 6 - Management's Discussion and Analysis or Plan of Operations, for further details concerning our financial results. RECENT CHANGES IN BUSINESS STRATEGY AND CHANGE IN CONTROL

     Effective March 1, 1999, the Company acquired E-Net Mortgage Corporation, a Nevada corporation ("E-Net Mortgage"), and City Pacific International, U.S.A., Inc., a Nevada corporation ("City Pacific"). Pursuant to the Share Exchange Agreement and Plan of Reorganization dated March 1, 1999, regarding E-Net
Mortgage, its shareholders received 2,000,000 shares of Common Stock of the Company in exchange for all of the issued and outstanding stock of E-Net Mortgage, which became a wholly owned subsidiary of the Company. Pursuant to the Share Exchange Agreement and Plan of Reorganization, dated March 1, 1999, regarding City Pacific, its shareholders received 500,000 shares of Common Stock of the Company in exchange for all of the issued and outstanding stock of City Pacific, which became a wholly owned subsidiary of the Company. Effective as of that date, Michael Roth, who had owned 100% of E-Net Mortgage, became Chairman, CEO, President, a director, and the owner of 44% of the common stock of the Company. Also effective as of that date, Al Marchi, who had owned 100% of City Pacific, became a director and the owner of 11% of the outstanding common stock of the Company. Following this transaction, the Company entered into a series of acquisitions as part of its strategy of horizontal market penetration and in an effort to increase revenues.

      On November 29, 1999, the Company issued Paul Stevens 250,000 shares of its Common Stock in exchange for Mr. Stevens' transfer to the Company of 500,000 shares of Common Stock of EMB Corporation ("EMB") that he owned (the "Stevens EMB Shares"). On December 21, 1999, and in connection with that exchange, the Company entered into agreements with Digital Integrated Systems, Inc. ("DIS"), and EMB to acquire their respective 50% interests in VPN.COM JV Partners, a Nevada joint venture ("VPN Partners") involved in vertically integrated communications systems.

     In consideration of the purchase of the interests, the Company issued a one-year promissory note to DIS in the amount of $145,000 (the "DIS Note") and tendered to EMB the Stevens EMB Shares. At the time of such transactions, Mr. Stevens was the sole owner of DIS and the President and Chief Executive Officer of VPN Partners. Upon closing of the acquisitions, VPN Partners was integrated with VPNCOM.Net, Inc. (previously known as City Pacific), the other communications entity then owned by the Company. At the time of the transaction, our management believed that VPN Partners and Mr. Stevens would contribute materially to the planned expansion of the Company.

     On January 12, 2000, as revised on April 12, 2000, the Company entered into an agreement (the "Amended and Restated Purchase Agreement") with EMB to acquire two of its wholly owned subsidiaries, namely American Residential Funding, Inc., a Nevada corporation ("AMRES"), and Bravo Real Estate, Inc., a California corporation ("Bravo Real Estate"). At the time of the acquisition, AMRES was the principle operating company of EMB, and EMB had previously acquired AMRES from AMRES Holding LLC ("AMRES Holding"), a company controlled by Vincent Rinehart (now an officer and director of the Company) and in which Mr. Rinehart currently holds his Anza common stock, in exchange for EMB common stock. The purpose of the acquisition was to acquire market share, revenues, and certain key management personnel. The Company also acquired all of EMB's rights to acquire Titus Real Estate LLC, a California limited liability company ("Titus Real Estate") from its record owners. Titus Real Estate is the management company for Titus Capital Corp., Inc., a California real estate investment trust (the "Titus REIT"), in which the Company has no ownership interest. Titus REIT currently holds 10 apartment buildings in Long Beach, California, six of which are in escrow to be sold.

     On February 11, 2000, the Company executed a purchase agreement (the "Titus Purchase Agreement") for the acquisition of Titus Real Estate and issued 100,000 shares of its Class B Convertible Preferred Stock (the "B Preferred") to AMRES Holding/Rinehart, and 300,000 shares of its Common Stock to Scott A. Presta, in their capacities as the owner-members of Titus Real Estate. Mr. Rinehart and Mr. Presta were not, at the time, otherwise affiliated with the Company in any way, but both became members of Management in April 2000 (see Item 9). Upon closing, Titus Real Estate became a wholly owned subsidiary of the Company. Management had hoped that the acquisition of Titus Real Estate would increase the Company's overall revenue stream. The Company took a charge for impairment of goodwill in the amount of $1,155,057 in the fourth quarter 2000 with respect to its investment in Titus Real Estate.

     On February 14, 2000, in our continuing efforts to expand, the Company acquired all of the common stock of LoanNet Mortgage, Inc., a Kentucky corporation ("LoanNet"), a mortgage broker with offices in Kentucky and Indiana. Pursuant to the Stock Purchase Agreement dated February 14, 2000, the Company issued 250,000 shares of its Common Stock to the selling shareholders of LoanNet, which became a wholly-owned subsidiary of the Company. As of the closing of the transaction, LoanNet also had 400 shares outstanding of 8% non-cumulative, non-convertible preferred stock, the ownership of which has not changed. The preferred stock is redeemable for $100,000. As of February 28, 2001, all three LoanNet offices have been closed. The Company took a charge for impairment of goodwill in the amount of $1,985,012 in the fourth quarter 2000 with respect to its investment in LoanNet.

     On March 1, 2000, the Company sold VPNCOM.Net, Inc., which had proven to be unprofitable and inconsistent with the Company's changing business structure, to Al Marchi, its then-President. The sales consideration consisted of his 30-day promissory note in the principal amount of $250,000 (paid in full on April 15, 2000), the assumption of the DIS Note, and the return of 250,000 shares of Company Common Stock owned by him.

     On March 17, 2000, the Company acquired all of the common stock of ExpiDoc.com, Inc., a California corporation ("ExpiDoc"). ExpiDoc is an Internet-based, nationwide notary service, with over 6,500 affiliated notaries, that provides document signing services for various mortgage companies. Pursuant to the Stock Purchase Agreement dated February 14, 2000, the Company issued 24,000 shares of Common Stock of the Company to the selling shareholders of ExpiDoc, which became a wholly owned subsidiary of the Company. As of the closing of the acquisition, the Company entered into management and consulting agreements with ExpiDoc's owners and management, including Mr. Rinehart and Mr. Presta. Mr. Rinehart and Mr. Presta were not, at the time, otherwise affiliated with the Company in any way, but both became members of Management in April 2000 (see Item 9)

     On April 12, 2000, the Company closed the acquisition of AMRES and Bravo Real Estate. Pursuant to the Amended and Restated Purchase Agreement, the Company issued 7.5 million shares of Common Stock to EMB, representing nearly 40% of the then issued and outstanding common stock of the Company, paid $1,595,000, and issued a promissory note in the initial amount of $2,405,000, and AMRES and Bravo Real Estate became wholly owned subsidiaries of the Company. As of April 30, 2001, the remaining principal balance of the promissory note was $1,055,000, and the note was cancelled in its entirety effective June 27, 2001, (see discussion of Global Settlement below). On April 12, 2000, James E. Shipley, the former CEO of EMB, was elected Chairman of the Board of Directors of the Company and Vincent Rinehart was elected a Director, President, and Chief Executive Officer of the Company. Bravo Real Estate never commenced operations, had no assets, and is no longer an operating subsidiary.

     Mr. Shipley was the CEO, President, and a less than 5% owner of EMB at the time of the sale of AMRES and Bravo from EMB to e-Net. Mr. Shipley resigned as Chairman of EMB and became Chairman of the Company in April 2000, and resigned as an officer of the Company in December 2000.

     Mr. Rinehart was never an officer or director of EMB, but was the owner of 2,000,000 shares of EMB common stock, making him an approximate 10% owner of EMB at the time of the sales in April 2000, and continues as an officer and director of the Company (e-Net) and as an officer of all wholly-owned subsidiaries of the Company.

     On April 12, 2000, in accordance the provisions of the Certificate of Designations, Preferences and Rights of Class B Convertible Preferred Stock, AMRES Holding/Rinehart demanded that its B Preferred be repurchased by the Company for an aggregate of one million dollars. On April 20, 2000, the Company, AMRES Holding/Rinehart, and Mr. Presta amended the Titus Purchase Agreement to provide for the return of 100,000 shares of the Company's preferred stock issued to AMRES Holdings and Mr. Presta upon the issuance of 1,000,000 shares of common stock to them.

     On May 24, 2000, Michael Roth and Jean Oliver, the sole remaining officers and directors of prior management, resigned their remaining positions with the Company. On that date, Mr. Presta, an executive officer and director of Titus Real Estate, was elected a Director and Secretary of the Company.

EVENTS  SUBSEQUENT  TO  FISCAL  YEAR  END

BRIDGE  FINANCING

     On June 27, 2001, the Company entered into an Investment Agreement and related documents with Laguna Pacific Partners, LLP. Under the terms of the agreements, in exchange for $225,000 received by the Company from Laguna Pacific, the Company

    (i) executed a promissory note in favor of Laguna Pacific in the principal sum of $200,000, bearing interest at the rate of 7% per annum, secured by all of the assets of the Company, and payable on the earlier of nine months from its issuance date or the date the Company's common stock is listed on the NASDAQ Small Cap market, and

    (ii) executed a Warrant Agreement which entitled Laguna Pacific to acquire up to $250,000 worth of the Company's common stock for the total purchase price of $1.00, calculated at 70% of the closing stock price on the date immediately preceding the exercise date.

    Also on June 27, 2001, in transactions related to the agreements with Laguna Pacific, the Company formed a wholly-owned subsidiary, Anza Properties, Inc., a Nevada corporation ("Anza Properties") capitalized with $75,000 from the proceeds of the bridge loan, which

   (i) executed a Bond Term Sheet with Anza outlining the proposed terms of an offering to raise up to $5,000,000.

    (ii) entered into an Employment Agreement with Thomas Ehrlich beginning thirty days from the date of the agreement and ending upon the earlier to occur of the liquidation of the real estate portfolio to be owned by Anza Properties or the completion of a NASDAQ Small Cap listing by the Company. The Employment Agreement provides for a salary of $20,000 per month, payable only by Anza Properties and specifically not guaranteed of e-Net. Mr. Ehrlich will serve as Anza's Vice President and will be a director thereof. In connection with the Employment Agreement, Anza executed a Stock option Agreement which entitled Ehrlich to acquire up to 2,000,000 shares of Anza common stock at the closing price on the date of the Option Agreement, vesting equally over the 12 months following the date of the Employment Agreement, and exercisable only in the event Anza is successful in raising a minimum of $2,000,000 in a contemplated $5,000,000 bond offering, and the holders thereof converting at least $2,000,000 of the bonds into equity of Anza (any amounts less than $2,000,000 will be applied, pro-rata, to the total options exercisable under the Option Agreement).

     (iii) entered into a Consulting Agreement with Lawrence W. Horwitz to provide services to Anza Properties. The Consulting Agreement provides for compensation of $20,000 to be paid on its date of execution, and $5,000 per month for eight months beginning September 1, 2001, guaranteed by the Company. In addition, Anza executed a Stock Option Agreement which entitled Horwitz to acquire up to 1,000,000 shares of Anza common stock on terms identical to those of Ehrlich, described above.

     (iv) entered into an Operating Agreement with Anza concerning the operations of Anza Properties, Inc.

GLOBAL  SETTLEMENT

     On June 26, 2001, Anza entered into a settlement agreement with EMB Corporation, AMRES Holding LLC, Vincent Rinehart, and Williams de Broe (the "Global Settlement"). As part of the Global Settlement:

     (i) Anza issued to EMB 1,500,000 shares of restricted common stock as consideration for EMB's waiver of its registration rights for 7,500,000 shares of Anza common stock already held by EMB. Anza issued to EMB a promissory note in the principal amount of $103,404.

     (ii) Anza issued to Williams de Broe ("WdB") 3,000,000 shares of restricted common stock as consideration for WdB's release of all claims against Anzaarising under the purported guarantee of EMB's obligation to WdB by e-Net. Anza received relief of debt to EMB in the amount of $624,766.

     (iii) Anza issued to AMRES Holdings, an entity owned by Vincent Rinehart, a convertible note in the principal amount of $485,446.

EXECUTIVE  COMPENSATION

     On July 1, 2001, Anza entered into an Employment Agreement with Vincent Rinehart. Under the terms of the agreement, the Company is to pay to Mr. Rinehart a salary equal to $275,000 per year, subject to an annual increase of 10% commencing January 1, 2002, plus an automobile allowance of $1,200 per month and other benefits, including life insurance. The agreement is for a term of five years and provides for a severance payment in the amount of $500,000 and immediate vesting of all stock options in the event his employment is terminated for any reason, including cause. Mr. Rinehart was granted options to acquire 2,500,000 shares of Anza common stock at the closing price on the date of the agreement which shall vest monthly over a one year period. The number of shares to be acquired upon exercise of the options shall not be adjusted for a stock split, is limited to both a maximum value of $1,900,000, and 20% of the outstanding common stock of the Company, and will terminate automatically if the Company does not receive a minimum of $500,000 in new capital prior to December 31, 2003.

Results  of  Annual  Shareholder  Meeting  -  Name  Change  and  Other  Events

     At its Annual Shareholder's Meeting held on December 6, 2001, our shareholders ratified the bridge financing, global settlement and executive compensation arrangements outlined above. The shareholders also approved a name change to Anza Capital, Inc. effective January 1, 2002.
DISCUSSION  OF  OPERATIONS

     BravoRealty.com, which is not affiliated with the now non-operational Bravo Real Estate, is an internet-based real estate brokerage which was incorporated in May 2000 and began operations in January 2001. AMRES owns 69% of BravoRealty.com, with the balance owned by Vincent Rinehart (15%), David Villarreal (15%), and Kevin Gadawski (1%). Bravorealty.com's business model targets real estate agents as its customers and offers 100% commission retention for the agent, while charging a minimal fixed fee per closed transaction. Bravorealty.com's web site is operational, but it is currently in need of funding to complete its launch and implement the required infrastructure. If Anza is able to secure the required funding, Anza will remain the majority shareholder. If the required funding is secured from outside investors, Anza may retain only a minority ownership position.

     Titus Real Estate is the management company of Titus REIT. Titus Real Estate, while currently operational, is not expected to provide significant revenues for e-Net. As stated above, Titus REIT is currently the owner of ten apartment buildings in Long Beach, California, six of which are in escrow to be sold. Titus REIT is in need of additional capital in order to expand its operations, and if it successful, the amount of revenue to Anzathrough Titus Real Estate may increase.

     LoanNet is not operating at this time. Due to insufficient capitalization, the Company decided to close all three offices previously in operations. While in operation, LoanNet recorded cumulative net losses and did not provide any cash flow for the Company. The Company wrote off its full investment in LoanNet in the third quarter of 2000.

AMERICAN  RESIDENTIAL  FUNDING,  INC.  ("AMRES")

GENERAL

     The Company, through its wholly owned subsidiary, E-Net Mortgage, had, since 1999, engaged in business as a retail mortgage broker. However, E-Net Mortgage was not capitalized to the level that permitted it to expand its operations outside of its offices in San Jose, and Costa Mesa, California, and Las Vegas, Nevada. With the pending acquisition of American Residential Funding, Inc. ("AMRES"), E-Net Mortgage stopped conducting business in the fourth quarter of the fiscal year ended April 30, 2000. With the completion of the acquisition of AMRES, AMRES has become the principal operating mortgage subsidiary of the Company. It is the intent of the Company for AMRES to operate primarily as a mortgage banker and mortgage broker through an expansion of its existing company-owned and branch operations

     The name "AMRES" is approved for use by American Residential Funding, Inc. by the California Department of Real Estate, the primary governing body of AMRES. An appropriate DBA filing of AMRES has been done, and the company is regularly referred to as "AMRES".

LOAN  MAKING

     AMRES is primarily a loan broker, arranging approximately $50,000,000 a month in home loans. AMRES, through their agents in some 140 branches (1-8 agents in each branch) is licensed in 39 states to originate loans. Although AMRES has a $2,000,000 line of credit with which to fund loans, less than 5% of total loan volume is funded this way. AMRES, through their loan agents, locates prospective borrowers from real estate brokers, home developers, and marketing to the general public. After taking a loan application, AMRES processes the loan package, including obtaining credit and appraisal reports. AMRES then presents the loan to one of approximately 200 approved lenders, who then approve the loan, draw loan documents and fund the loan. AMRES receives a commission for each brokered loan, less what is paid to each agent.

LOAN  STANDARDS

     Mortgage loans arranged by AMRES are generally loans with fixed or adjustable rates of interest, secured by first mortgages, deeds of trust or security deeds on residential properties with original principal balances that do not exceed 95% of the value of the mortgaged properties, unless such loans are FHA-insured or VA-guaranteed. Generally, each mortgage loan having a loan-to-value ratio in excess of 80%, or which is secured by a second or vacation home, will be covered by a Mortgage Insurance Policy, FHA Insurance Policy or VA Guaranty insuring against default of all or a specified portion of the principal amount thereof. 95% of all loans originated by AMRES are brokered to lenders and not underwritten or funded by AMRES.

     The mortgage loans are "one-to-four-family" mortgage loans, which are permanent loans (as opposed to construction or land development loans) secured by mortgages on non-farm properties, including attached or detached single-family or second/vacation homes, one-to-four-family primary residences and condominiums or other attached dwelling units, including individual condominiums, row houses, townhouses and other separate dwelling units even when located in buildings containing five or more such units. Each mortgage loan must be secured by an owner-occupied primary residence or second/vacation home, or by a non-owner occupied residence. The mortgaged property may not be a mobile home.

     In general, no mortgage loan is expected to have an original principal balance less than $30,000. While most loans will be less than $700,000, loans of up to $2,000,000 may be brokered to unaffiliated third-party mortgage lenders.

     Fixed rate mortgage loans must be repayable in equal monthly installments which reduce the principal balance of the loans to zero at the end of the term.

Credit,  Appraisal  and  Underwriting  Standards

     Each mortgage loan must (i) be an FHA-insured or VA-guaranteed loan meeting the credit and underwriting requirements of such agency, or (ii) meet the credit, appraisal and underwriting standards established by the lender. For certain mortgage loans which may be subject to a mortgage pool insurance policy, the lender may delegate to the issuer of the mortgage pool insurance policy the responsibility of underwriting such mortgage loans, in accordance with the lender's credit appraisal and underwriting standards.

     A lender's underwriting standards are intended to evaluate the prospective mortgagor's credit standing and repayment ability, and the value and adequacy of the proposed mortgaged property as collateral. In the loan application process, prospective mortgagors will be required to provide information regarding such factors as their assets, liabilities, income, credit history, employment history and other related items. Each prospective mortgagor will also provide an authorization to apply for a credit report which summarizes the mortgagor's credit history. With respect to establishing the prospective mortgagor's ability to make timely payments, the lender will require evidence regarding the mortgagor's employment and income, and of the amount of deposits made to financial institutions where the mortgagor maintains demand or savings accounts. In some instances, mortgage loans may be arranged by the lender under a Limited Documentation Origination Program. For a mortgage loan to qualify for the Limited Documentation Origination Program, the prospective mortgagor must have a good credit history and be financially capable of making a larger cash down payment in a purchase, or be willing to finance less of the appraised value, in a refinancing, than would otherwise be required by the Company. Currently, only mortgage loans with certain loan-to-value ratios will qualify for the Limited Documentation Origination Program. If the mortgage loan qualifies, the lender waives some of its documentation requirements and eliminates verification of income and employment for the prospective mortgagor. The Limited Documentation Origination Program has been implemented relatively recently and accordingly its impact, if any, on the rates of delinquencies and losses experienced on the mortgage loans so originated cannot be determined at this time.
The lender's underwriting standards generally follow guidelines acceptable to FNMA ("Fannie Mae") and FHLMC ("Freddie Mac"). The lender's underwriting policies may be varied in appropriate cases. In determining the adequacy of the property as collateral, an independent appraisal is made of each property considered for financing. The appraiser is required to inspect the property and verify that it is in good condition and that construction, if new, has been completed. The appraisal is based on the appraiser's judgment of values, giving appropriate weight to both the market value of comparable homes and the cost of replacing the property. Over 95% of all loans processed are underwritten and funded by approved lenders of AMRES. Very few loans, approximately 5%, are funded by AMRES on their line of credit for future resell.

Title  Insurance  Policies

     The lender will usually require that, at the time of the origination of the mortgage loans and continuously thereafter, a title insurance policy be in effect on each of the mortgaged properties and that such title insurance policy contain no coverage exceptions, except those permitted pursuant to the guidelines established by FNMA.

Applicability  of  Usury  Laws

     Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 ("Title V"), provides that state usury limitations do not apply to certain types of residential first mortgage loans originated by certain lenders after March 31, 1980. The Federal Home Loan Bank Board is authorized to issue rules and regulations and to publish interpretations governing implementation of Title V, the statute authorizes any state to reimpose interest rate limits by adopting a law or constitutional provision which expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. As of the date hereof, certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

     The above described laws do not have a material effect on the Company's operations because it acts primarily as a broker to direct lenders.

MORTGAGE  SOFTWARE  AND  TECHNOLOGY

     AMRES currently uses loan origination software developed by an independent third party, which is accessible by its Company-owned offices and at branch offices through an Intranet system. This software can quickly review the underwriting guidelines for a vast number of loan products, including those offered by Fannie Mae and Freddie Mac and select the appropriate loan product for the borrower. The software then allows the routing of pertinent information to the automated underwriting systems employed by Fannie Mae and Freddie Mac, the primary secondary-market purchasers of mortgages, and the automated systems of independent lenders such as IndyMac. Thus, in less than one hour, a borrower can receive loan approval, subject only to verification of financial information and appraisal of the subject property. The software also permits the contemporaneous ordering and review of preliminary title reports and escrow instructions. The AMRES Intranet system allows branch offices to have around-the-clock access to the system.

Customer  Service  and  Support

     AMRES provides branch owners with on-line technical support, training, consulting and implementation services. These services consist of the following:

Customer  Education  and  Training

     AMRES offers training courses designed to meet the needs of end users, integration experts and system administrators. AMRES also trains customer personnel who in turn may train end-users in larger deployments. Training classes are provided at the customers' offices or on-line with an on-line tutorial. No fees are charged the branch for these services.

System  Maintenance  and  Support

     The Company offers telephone, electronic mail and facsimile customer support through its central technical support staff at the Company's headquarters. The Company also provides customers with product documentation and release notes that describe features in new products, known problems and workarounds, and application notes.

EXPIDOC  NATIONWIDE  NOTARY  SERVICES

     ExpiDoc is an Internet-based nationwide notary service that specializes in providing mortgage brokers with a solution to assist with the final step of the loan process: notarizing signatures of the loan documents. This is accomplished through ExpiDoc's automation of the process, its knowledgeable, experienced staff, and proprietary technology. ExpiDoc provides its clients with real-time access to the status of their documents, 24 hours a day. ExpiDoc's proprietary software executes both the front office notary coordination and the back office administration. ExpiDoc currently employs 3 people, located in Costa Mesa.

SALES  AND  MARKETING

     As of June 30, 2001, the Company marketed and sold its mortgage brokerage services primarily through a direct sales force of approximately 24 persons based in Costa Mesa, California, as well as approximately 120 persons at branch locations. The Company maintains four Company-owned offices in Southern
California  and  approximately  140  branch  offices  in  39  states.

     The sales efforts of the Company to market its branch opportunities are located primarily in the Company's Costa Mesa, California headquarters office. Once a branch is opened, a branch manager supervises a licensed branch office and its employees, and receives a percentage of the profits of that branch. AMRES provides accounting, licensing, legal, compliance and lender access for each branch, retaining a percentage of commission generated by loan correspondents at each branch. The branch managers must follow all guidelines set forth by AMRES as well as all regulations of various government agencies and are independently responsible for the expenses incurred at the branch level, including personnel expenses.

COMPETITION

     The Company faces intense competition in the origination, acquisition and liquidation of its mortgage loans. Such competition can be expected from banks, savings and loan associations and other entities, including real estate investment trusts. Many of the Company's competitors have greater financial resources than the Company.

PROPRIETARY  RIGHTS  AND  LICENSING

     The Company's success is dependent, to a degree, upon proprietary technology. The Company may rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions with its employees, consultants and business partners to protect its proprietary rights. The Company may seek to protect its electronic mortgage product delivery systems, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's systems or to obtain and use information that the Company regards as proprietary. While the Company is not aware that any of its systems infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Certain components of the electronic mortgage products delivery system currently employed by the Company are not proprietary to the Company and other competitors may acquire such components and develop similar or enhanced systems for the electronic delivery of mortgage products to mortgage brokers and borrowers.

     In addition, the Company relies on certain software that it licenses from third parties, including software which is used in conjunction with the Company's mortgage products delivery systems. There can be no assurance that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to the Company on commercially reasonable terms. The loss or inability to maintain any of these software or data licenses could result in delays or cancellations in of contracts with Net Branch operations until equivalent software can be identified and licensed or developed and integrated with the Company's product offerings. Any such delay or cancellation could materially adversely affect the Company's business, financial condition or results of operations.

ENVIRONMENTAL  MATTERS

     The Company has not been required to perform any investigation or clean up activities, nor has it been subject to any environmental claims. There can be no assurance, however, that this will remain the case in the future.

     In the course of its business, the Company may acquire properties securing loans that are in default. Although the Company primarily lends to owners of residential properties, there is a risk that the Company could be required to investigate and clean up hazardous or toxic substances or chemical releases at such properties after acquisition by the Company, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, the owner or former owners of a contaminated site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property.

TRADE  NAMES  AND  SERVICE  MARKS

     The Company will devote substantial time, effort and expense toward developing name recognition and goodwill for its trade names for its operations. The Company intends to maintain the integrity of its trade names, service marks and other proprietary names against unauthorized use and to protect the licensees' use against claims of infringement and unfair competition where circumstances warrant. Failure to defend and protect such trade name and other proprietary names and marks could adversely affect the Company's sales of licenses under such trade name and other proprietary names and marks. The Company knows of no current materially infringing uses.

EMPLOYEES

     As of June 30, 2001, the Company employed a total of 175 persons. Of the total, 30 officers and employees were employed at the principal executive offices of the Company in Costa Mesa, California, of whom 24 were engaged in sales and marketing, one was in investor relations and compliance, and five were in finance and administration. There were 140 employees of the AMRES branches, of whom 120 were engaged in sales and marketing and 20 in finance and administration. None of the Company's employees is represented by a labor union with respect to his or her employment by the Company.

Facilities

     Our principal place of business is in Costa Mesa, California, where we lease an approximately 6,800 square foot facility for $190,000 per annum (subject to usual and customary adjustments), under a written lease which terminates in March 2003. This location houses our corporate finance, administration, and sales and marketing functions. ExpiDoc and the Costa Mesa office of AMRES sub-lease space at this facility from Anzaon a month-to-month basis for $1,000 and $4,000, respectively.

     AMRES leases additional facilities: Long Beach, California (month-to-month, $3,450 per month); Palmdale, California (month-to-month, $ 1,911 per month), and Riverside, California (term expiring in 2003, $2,117 per month).

     All branch offices are leased in the name of its respective manager, with lease payments made from revenues generated by that branch. The Company does not undertake any liability for those locations.

     We believe that our current facilities will be adequate to meet our needs, and that we will be able to obtain additional or alternative space when and as needed on acceptable terms. We may also hold real estate for sale from time to time as a result of our foreclosure on mortgage loans that may become in default.


                                  RISK  FACTORS

In this section we highlight some of the risks associated with our business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

WE HAVE INCURRED SUBSTANTIAL OPERATING LOSSES AND OUR AUDITORS HAVE ISSUED A "GOING CONCERN" AUDIT OPINION

        Our consolidated financial statements filed with the United States Securities and Exchange Commission have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Our auditors have expressed reservations in their audit letter for the fiscal year ended April 30, 2001 about our ability to continue as a going concern. As discussed in our financial statements, we have incurred significant operating losses in our most recent fiscal year and have a working capital deficit and negative tangible net worth.

YOU MAY BE UNABLE TO EFFECTIVELY EVALUATE OUR COMPANY FOR INVESTMENT PURPOSES BECAUSE OUR BUSINESSES HAVE EXISTED FOR ONLY A SHORT PERIOD OF TIME

        We began our current operations in March 1999. As a result, we have only a limited operating history upon which you may evaluate our business and prospects. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets. We had no revenues from operations prior to the acquisition of our E-Net Mortgage and VPN subsidiaries in March 1999. In addition, we had no significant assets or financial resources prior to these acquisitions. The success of the our proposed plan of operation will depend to a great extent on the operations, financial condition and management of these recently acquired subsidiaries.

     Our ability to integrate these subsidiaries' activities into our consolidated operations is uncertain. The success of our operations may be dependent upon numerous factors beyond our control. No person should invest in this offering unless they can afford to lose their entire investment.

OUR FUTURE REVENUES ARE UNPREDICTABLE AND OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE FROM QUARTER TO QUARTER

        Our quarterly and annual operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, some of which are outside of our control. Accordingly, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indications of future performance. Some of the factors that could cause our quarterly or annual operating results to fluctuate include market acceptance of our mortgage services and systems, business development, ability to originate and process mortgage loans, and competitive pressures.

THE MORTGAGE LENDING BUSINESS IS AFFECTED BY INTEREST RATES AND OTHER FACTORS BEYOND OUR CONTROL

        The results of our operations will be affected by various factors, many of which are beyond our control. The results of our operations will depend, among other things, on the level of net cash flows generated by our mortgage assets and the supply of and demand for mortgage loans. Our net cash flows will vary as a result of changes in interest rates, the behavior of which involves various risks and uncertainties as set forth below. Prepayment rates and interest rates depend upon the nature and terms of the mortgage assets, the geographic location of the properties securing the mortgage loans, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty. Because interest rates will significantly affect our activities, our operating results will depend, in large part, upon our ability to utilize appropriate strategies to maximize returns while attempting to minimize risks.

MORTGAGE  LOANS  ARE  SUBJECT  TO  THE  RISK OF DEFAULT BY BORROWERS AND CERTAIN
INHERENT  RISKS  RELATED  TO  REAL  ESTATE

        Mortgage loans are subject to varying degrees of risk, including the risk of a default by the borrowers on a mortgage loan, and the added responsibility on our part of foreclosing in order to protect its investment. The ability of the borrowers to make payments on non-single-family mortgage loans is highly dependent on the borrowers' ability to manage and sell, refinance or otherwise dispose of the properties and will be dependent upon all the risks generally associated with real estate investments which are beyond our control. We must rely on the experience and ability of the borrowers to manage, develop and dispose of or refinance the properties. Investing in real estate is highly competitive and is subject to numerous inherent risks, including, without limitation, changes in general or local economic conditions, neighborhood values and interest rates, limited availability of mortgage funds which may render the sale or refinancing of the properties difficult, increases in real estate taxes, other operating expenses, the supply and demand for properties of the type involved, toxic and hazardous wastes, environmental considerations, zoning laws, entitlements, rent control laws, other governmental rules and fiscal policies and acts of God, such as floods, which may result in uninsured losses.

WE  MAY  NOT  DIVERSIFY  OUR  PORTFOLIO  OF  MORTGAGE  LOANS

        Our mortgage loans may be obligations of a limited number of borrowers on a limited number of properties. The lack of diversity in the type, number and geographic location of mortgage loans made could materially increase the risk of an investment in the Common Stock.

IN THE EVENT WE ARE NOT SUCCESSFUL IN SECURITIZING MORTGAGE LOANS, WE WILL CONTINUE TO BEAR THE RISKS OF BORROWER DEFAULTS AND BANKRUPTCIES, FRAUD LOSSES AND SPECIAL HAZARD LOSSES.

        We may acquire and accumulate mortgage loans as part of its long-term investment strategy or until a sufficient quantity has been acquired for securitization into mortgage-backed securities. There can be no assurance that we will be successful in securitizing mortgage loans. While holding mortgage loans, we will be subject to risks of borrower defaults and bankruptcies, fraud losses and special hazard losses. In the event of any default under mortgage loans held by us, we will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan. It may not be desirable, possible or economic for us to complete the securitization of any or all mortgage loans which we acquire or fund, in which case we will continue to hold the mortgage loans and bear the risks of borrower defaults and special hazard losses.

        Mortgage loans invested in by us will be secured by the properties and will also be a recourse obligation of the borrower. In the event of a default, we would be able to look to the borrower to make up any deficiency between the value of the collateral and the principal amount of the mortgage loan.

        It is expected that when we acquire mortgage loans, the sellers will represent and warrant to us that there has been no fraud or misrepresentation with respect to the origination of the mortgage loans and will agree to repurchase any loan with respect to which there is fraud or misrepresentation. There can be no assurance that we will be able to obtain the repurchase agreement from the sellers. Although we may have recourse to the sellers based on the sellers' representations and warranties to us, we will be at risk for loss to the extent the sellers do not perform their repurchase obligations.

        We may acquire mortgage loans from failed savings and loan associations or banks through United States government agencies such as the Resolution Trust Corporation or the Federal Deposit Insurance Corporation. These institutions do not provide the seller's typical representations against fraud and misrepresentation. We intend to acquire third party insurance, to the extent that it is available at a reasonable price, for such risks. In the event we are unable to acquire such insurance, we would be relying solely on the value of the collateral underlying the mortgage loans. Accordingly, we will be subject to a greater risk of loss on obligations purchased from these institutions.

        Since April, 1999, our growth in originating loans has been significant. In light of this growth, our historical financial performance may be of limited relevance in predicting future performance. Also, the loans we originate have been outstanding for a relatively short period of time. Consequently, our delinquency and loss experience to date may not be indicative of future results. It is unlikely we will be able to maintain delinquency and loan loss ratios at their present levels to the extent that our loan portfolio becomes more seasoned and are not resold by us.

TO THE EXTENT THAT WE ARE UNABLE TO MAINTAIN AN ADEQUATE WAREHOUSE LINE OF CREDIT, WE MAY HAVE TO CURTAIL LOAN ORIGINATION AND PURCHASING ACTIVITIES

        We rely significantly upon our access to warehouse credit facilities in order to fund new originations and purchases. We have a $1,000,000 warehouse line of credit with FirstPlus Bank and a $1,000,000 warehouse line of credit with First Collateral Services. We expect to be able to maintain its existing warehouse line of credit (or to obtain replacement or additional financing) as the current arrangements expire or become fully utilized; however, there can be no assurance that such financing will be obtainable on favorable terms, if at all. To the extent we are unable to maintain an adequate warehouse line of credit, we may have to curtail loan origination and purchasing activities, which could have a material adverse effect on our operations and financial condition.

VARIATIONS  IN  MORTGAGE  PREPAYMENTS  MAY  CAUSE  CHANGES IN OUR NET CASH FLOWS

        Mortgage prepayment rates vary from time to time and may cause changes in the amount of our net cash flows. To the extent that prepayments occur, the yield on our mortgage loans would be affected as well as our net cash flows. Prepayments of adjustable-rate mortgage loans included in or underlying mortgage-backed securities generally increase when then-current mortgage interest rates fall below the interest rates on such adjustable-rate mortgage loans. Conversely, prepayments of such mortgage loans generally decrease when then-current mortgage interest rates exceed the interest rate on the mortgage loans included in or underlying such mortgage-backed securities. Prepayment experience also may be affected by the geographic location of the properties securing the mortgage loans included in or underlying mortgage-backed securities, the assumability of such mortgage loans, the ability of the borrower to convert to a fixed-rate loan, conditions in the housing and financial markets and general economic conditions.

OUR PORTFOLIO OF MORTGAGE LOANS MAY INCLUDE PRIVATELY ISSUED PASS-THROUGH CERTIFICATES WHICH ARE TYPICALLY NOT GUARANTEED BY THE UNITED STATES GOVERNMENT

        We may include privately issued pass-through certificates backed by pools of adjustable-rate single family and multi-family mortgage loans and other real estate-backed mortgage loans in its investment portfolio. Because principal and interest payments on privately issued pass-through certificates are typically not guaranteed by the United States government or an agency of the United States government, such securities generally are structured with one or more types of credit enhancement. Such forms of credit enhancement are structured to provide protection against risk of loss due to default on the underlying mortgage loan, or bankruptcy, fraud and special hazard losses, such as earthquakes. Typically, third parties insure against these types of losses, and we would be dependent upon the credit worthiness of the insurer for credit-rating, claims paying ability of the insurer and timeliness of reimbursement in the event of a default on the underlying obligations. Furthermore, the insurance coverage for various types of losses is limited in amount, and losses in excess of the limitation would be our responsibility.

        We may also purchase mortgage loans issued by GNMA, FNMA or FHLMC. Each of these entities provides guarantees against risk of loss for securities issued by it. In the case of GNMA, the timely payment of principal and interest on its certificates is guaranteed by the full faith and credit of the United States government. FNMA guarantees the scheduled payments of interest and principal and the full principal amount of any mortgage loan foreclosed or liquidated on its obligations. FHLMC guarantees the timely payment of interest and ultimate collection of principal on its obligations, while with respect to certificates issued by FNMA and FHLMC, payment of principal and interest of such certificates are guaranteed only by the respective entity and not by the full faith and credit of the United States government.

WE ARE DEPENDENT UPON INDEPENDENT MORTGAGE BROKERS AND OTHERS, NONE OF WHOM IS CONTRACTUALLY OBLIGATED TO DO BUSINESS WITH US

        We depend in part on independent mortgage brokers, financial institutions, realtors(R) and mortgage bankers for our originations and purchases of mortgage loans. Our competitors also seek to establish relationships with such independent mortgage brokers, financial institutions, realtors(R) and mortgage bankers, none of whom is contractually obligated to continue to do business with us. In addition, we expect the volume of wholesale loans that it originates and purchases to increase. Our future results may become more exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other originators and purchasers of such loans, market conditions and other factors.

WE WILL HAVE LITTLE CONTROL OVER THE OPERATIONS OF THE PASS-THROUGH ENTITIES IN WHICH WE MAY PURCHASE INTERESTS

        If we purchase interests in various pass-through entities, it will itself be in the position of a "holder" of shares of such entities including, real estate investment trusts, other trusts or partnerships, or a holder of other types of pass-through interests. Therefore, we will be relying exclusively on the management capabilities of the general partners, managers and trustees of those entities for the management and investment decisions made on their behalf. In particular, except for voting rights on certain matters, we will have no control over the operations of the pass-through entities in which it purchases interests, including all matters relating to the operation, management, investment decisions, income and expenses of such entities, including decisions with respect to actions to be taken to collect amounts owed to such entities. If such managers, trustees or general partners take actions or make decisions which are adverse to a pass-through entity or us, it may not be cost-efficient for us to challenge such actions or decisions.

     Moreover, we do not become a substituted owner of such interests, we will not have the right to vote on matters on which other interest owners in such entities have a right to vote or otherwise challenge management decisions. Finally, should any of such managers, trustees or general partners experience financial difficulties for any reason, the entities in which we invest could be adversely affected, thereby adversely affecting the value of our investments.

BORROWERS MAY NOT HAVE SUFFICIENT ASSETS TO PAY OFF THE BALLOON PAYMENTS AT MATURITY

        Mortgage loans, other than those representing mortgage loans on single-family residential, may represent "balloon" obligations, requiring no payments of principal over the term of the indebtedness with a "balloon" payment of all of the principal due at maturity. "Balloon" payments will probably require a sale or refinancing of properties at the time they are due. No assurance can be given that the borrowers will have sufficient assets to pay off the indebtedness when due, or that sufficient liquidity will be generated from the disposition or refinancing of the properties to enable the owner to pay the principal or interest due on such mortgage loans.

UPON FORECLOSURE OF A PROPERTY, WE MAY HAVE DIFFICULTY IN FINDING A PURCHASER OR MAY HAVE TO SELL THE PROPERTY AT A LOSS

        If a mortgaged property is not sold by the maturity date of the underlying mortgage loan, the borrower may have difficulty in paying the outstanding balance of such mortgage loan and may have to refinance the property. The borrower may also experience difficulty in refinancing the property if that becomes necessary due to unfavorable interest rates or the unavailability of credit.

        If any amounts under a mortgage loan are not paid when due, we may foreclose upon the property of the borrower. In the event of such a default which requires us to foreclose upon a property or otherwise pursue its remedies in order to protect the our investment, we will seek to obtain a purchaser for the property upon such terms as we deem reasonable. However, there can be no assurance that the amount realized upon any such sale of the underlying property will result in financial profit or prevent loss to us. In addition, because of potential adverse changes in the real estate market, locally or nationally, we may be forced to own and maintain the property for a period of time to protect the value of its investment. In that event, we may not be able to receive any cash flow from such mortgage loan and we would be required to pay such sums as may be necessary to maintain and manage the property.

WE MAY BE REQUIRED TO INVESTIGATE AND CLEAN UP HAZARDOUS OR TOXIC SUBSTANCES OF PROPERTIES SECURING LOANS THAT ARE IN DEFAULT

        We have not been required to perform any investigation or clean up activities, nor have we been subject to any environmental claims. There can be no assurance, however, that this will remain the case in the future.

        In the course of our business, we have acquired and may acquire in the future properties securing loans that are in default. Although we primarily lend to owners of residential properties, there is a risk that we could be required to investigate and clean up hazardous or toxic substances or chemical releases at such properties after acquisition, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, the owner or former owners of a contaminated site may be subject to common law claims by third pies based on damages and costs resulting from environmental contamination emanating from such property.

THE AMOUNT OF INTEREST CHARGED TO A BORROWER IS SUBJECT TO COMPLIANCE WITH STATE USURY LAWS

        The amount of interest payable by a borrower to us may exceed the rate of interest permitted under the California Usury Law and the usury laws of other states. Although we do not intend to make or invest in mortgage loans with usurious interest rates, there are uncertainties in determining the legality of interest rates. Such limitations, if applicable, may decrease the yield on our investments.

        With respect to the interest rate charged by us to borrowers in the State of California, we will be relying upon the exemption from its usury law which provides that loans that are made or arranged by a licensed real estate broker and which are secured by a lien on real property are exempt from the usury law. We intend to use licensed real estate brokers to arrange the mortgage loans so that no violation of the applicable usury law would take place. Additionally, if any employee or director of ours or our subsidiaries is a licensed real estate broker in the State of California, we may use such person to arrange all or a portion of the mortgage loans to qualify for the usury exemption.

        The consequences for failing to abide by the usury law include forfeiture of all interest payable on the loan, treble damages with respect to excessive interest actually paid, and criminal penalties. We believe that because of the applicable exemptions and the provisions of California Civil Code 1917.005 exempting lenders who originate loan transactions from the California usury laws, no violation of the California Usury Law will occur. We will attempt to rely on similar exemptions in other states if necessary but there is no guarantee that it will be able to do so. IF A BORROWER ENTERS BANKRUPTCY, AN

AUTOMATIC STAY WILL PREVENT US OR ANY TRUSTEE FROM FORECLOSING ON THE PROPERTY SECURING SUCH BORROWER'S LOAN UNTIL RELIEF FROM THE STAY CAN BE SOUGHT.

        If a borrower enters bankruptcy, either voluntarily or involuntarily, an automatic stay of all proceedings against the borrower's property will issue. This stay will prevent the Company or any trustee from foreclosing on the property securing such borrower's loan until relief from the stay can be sought from the bankruptcy court. No guaranty can be given that the bankruptcy court will lift the stay, and significant legal fees and costs may be incurred in attempting to obtain such relief.

WE FACE COMPETITION IN THE ACQUISITION OF MORTGAGE LOANS FROM COMPETITORS HAVING GREATER FINANCIAL RESOURCES

        We will face intense competition in the origination, acquisition and liquidation of its mortgage loans. Such competition can be expected from banks, savings and loan associations and other entities, including REITs. Many of our competitors have greater financial resources than ours.

THE MARKET PRICE OF OUR COMMON STOCK MAY EXPERIENCE FLUCTUATION UNRELATED TO OPERATING PERFORMANCE, INCLUDING FUTURE PRIVATE OR PUBLIC OFFERINGS OF OUR CAPITAL STOCK

        The market price of our Common Stock may experience fluctuations that are unrelated to our operating performance. In particular, the price of the Common Stock may be affected by general market price movements as well as developments specifically related to the mortgage industry such as, among other things, interest rate movements. In addition, our operating income on a quarterly basis is significantly dependent upon the successful completion of our loan sales in the market, and our inability to complete these transactions in a particular quarter may have a material adverse impact on our results of operations for that quarter and could, therefore, negatively impact the price of the Common Stock.

        We may increase our capital by making additional private or public offerings of its Common Stock, securities convertible into its Common Stock, preferred stock or debt securities. The actual or perceived effect of such offerings, the timing of which cannot be predicted, may be the dilution of the book value or earnings per share of the Common Stock outstanding, which may result in the reduction of the market price of the Common Stock and affect our ability to access the capital markets.

BECAUSE  OF  INTENSE  COMPETITION  FOR  SKILLED PERSONNEL, WE MAY NOT BE ABLE TO
RECRUIT  OR  RETAIN  NECESSARY  PERSONNEL  ON  A  COST-EFFECTIVE  BASIS

        Our future success will depend in large part upon our ability to identify, hire, retain and motivate highly skilled employees. We plan to significantly increase the number of our marketing, sales, customer support and operations employees to effectively serve the evolving needs of our present and future customers. Competition for highly skilled employees in our industry is intense. In addition, employees may leave our company and subsequently compete against us. Our failure to attract and retain these qualified employees could significantly harm our business. The loss of the services of any of our qualified employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel could hinder the development and introduction of new and enhanced products and harm our ability to sell our products. Moreover, companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We may be subject to such claims in the future as we seek to hire qualified personnel, some of whom may currently be working for our competitors. Some of these claims may result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits.

THE  LOSS  OF  ANY  OF  OUR  KEY PERSONNEL COULD SIGNIFICANTLY HARM OUR BUSINESS

        Our success depends to a significant degree upon the continuing contributions of our key management, technical, marketing and sales employees. The loss of the services of any key employee could significantly harm our business, financial condition and results of operations. There can be no assurance that we will be successful in retaining our key employees or that we can attract or retain additional skilled personnel as required. Failure to retain key personnel could significantly harm our business, financial condition and results of operations.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY MAY SIGNIFICANTLY HARM OUR BUSINESS

        Our future success and ability to compete is dependent, in part, on our proprietary technology. We rely on a combination of trade secret, copyright and trademark laws to establish and protect our proprietary rights. To date, we have relied primarily on proprietary processes and know-how to protect our intellectual property.

     We also generally enter into confidentiality agreements with our employees and consultants, strictly limit access to and distribution of our source code and further limit the disclosure and use of our other proprietary information. However, these agreements provide only limited protection of our intellectual property rights. In addition, we may not have signed agreements containing adequate protective provisions in every case, and the contractual provisions that are in place and the protection they provide may not provide us with adequate protection in all circumstances. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Despite our efforts to protect our proprietary rights, existing trade secret, copyright and trademark laws afford us only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Others may attempt to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to prevent misappropriation of our technologies or to deter others from developing similar technologies. Further, policing the unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could significantly harm our business.

CLAIMS THAT WE INFRINGE THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS COULD RESULT IN SIGNIFICANT EXPENSES OR RESTRICTIONS ON OUR ABILITY TO SELL OUR PRODUCTS

        From time to time, other parties may assert patent, copyright, trademark and other intellectual property rights to technologies and in various jurisdictions that are important to our business. Any claims asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us, could significantly harm our business. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could significantly harm our business. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event a claim against us was successful and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign our products to avoid infringement, our business would be harmed.

ANY ACQUISITIONS THAT WE MAY UNDERTAKE COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE SHAREHOLDER VALUE AND SIGNIFICANTLY HARM OUR OPERATING RESULTS

        We expect to review opportunities to buy other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. While we have no current agreements or negotiations underway, we may buy businesses, products or technologies in the future. If we make any future acquisitions, we could issue stock that would dilute existing stockholders' percentage ownership, incur substantial debt or assume contingent liabilities. We have no experience in acquiring other businesses and technologies. Potential acquisitions also involve numerous risks, including:

-  problems  assimilating  the  purchased  operations, technologies or products;

-  unanticipated  costs  associated  with  the  acquisition;

-  diversion  of  management's  attention  from  our  core  business;

- adverse effects on existing business relationships with suppliers and customers;

- risks associated with entering markets in which we have no or limited prior experience; and

-  potential  loss  of  the  purchased  organization's or our own key employees.

        We cannot assure you that we would be successful in overcoming problems encountered in connection with such acquisitions, and our inability to do so could significantly harm our business.

OUR HEADQUARTERS AND MANY OF OUR CUSTOMERS ARE LOCATED IN CALIFORNIA WHERE NATURAL DISASTERS MAY OCCUR

        Currently, our corporate headquarters, many of the borrowers for whom we provide mortgages are located in California. California historically has been vulnerable to natural disasters and other risks, such as earthquakes, fires and floods, which at times have disrupted the local economy and posed physical risks to our property. We presently do not have redundant, multiple site capacity in the event of a natural disaster. In the event of such a disaster, our business would suffer.

OUR EXECUTIVE OFFICERS, DIRECTORS, 5% OR GREATER STOCKHOLDERS AND ENTITIES AFFILIATED WITH THEM WILL CONTINUE TO OWN A LARGE PERCENTAGE OF OUR VOTING STOCK AFTER THIS OFFERING, WHICH WILL ALLOW THEM TO CONTROL SUBSTANTIALLY ALL MATTERS REQUIRING STOCKHOLDER APPROVAL

        Our executive officers, directors, 5% or greater stockholders and entities affiliated with them beneficially own in excess of 60% of our outstanding shares of common stock. These stockholders, acting together, are able to elect at least a majority of our board of directors and to control all other matters requiring approval by stockholders, including the approval of mergers or other business combination transactions, going private transactions and other extraordinary transactions, and the terms of any of these transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK IN THE PUBLIC MARKET AFTER THIS OFFERING MAY DEPRESS THE MARKET PRICE OF OUR STOCK

        Sales of substantial amounts of our common stock in the public market due to this offering, or the perception that substantial sales may be made could cause the market price of our common stock to decline. In addition to the adverse effect a price decline could have on holders of our common stock, such a decline would likely impede our ability to raise capital through the issuance of additional equity securities.

        Certain outstanding shares of our Common Stock presently outstanding are "restricted securities" and under certain circumstances may in the future be sold in compliance with Rule 144 or Rule 701 adopted under the Securities Act of 1933, as amended, or some other exemption from registration under the Securities Act of 1933. Future sales of those shares if sold under Rule 144, Rule 701 or other exemption could depress the market price of the Common Stock in the public market. However, there can be no assurance that Rule 144, Rule 701 or any other specific exemption may be available in the future.

CERTAIN  "PENNY  STOCK"  REGULATIONS  MAY  APPLY  TO  OUR  COMMON  STOCK

        As of the date of the prospectus, our stock is considered so-called "penny stock." The so called "penny stock" low-priced securities regulations could affect the resale of our stock. These regulations require broker-dealers to disclose the risk associated with buying penny stocks and to disclose their compensation for selling the stock.

     They may have the effect of reducing the level of trading activity in the secondary market for the Common Stock.

FORWARD-LOOKING  STATEMENTS  ARE  INHERENTLY  UNCERTAIN

        Some statements under the captions "The Company" and " "Risk Factors and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our industry, plans, objectives, expectations, intentions and assumptions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Market data and forecasts used in this prospectus, have been obtained from independent industry sources. Although we believe these sources are reliable, we do not guarantee the accuracy and completeness of historical data obtained from these sources and we have not independently verified these data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size.

                                 USE  OF  PROCEEDS

        Anza will not receive any of the proceeds form the sale of shares of common stock by the Selling Shareholders.

                              SELLING  SHAREHOLDERS

        Our Shares to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with Anzafor employment and consulting services they provided to E-Net. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

        The table below sets forth with respect to the Selling Shareholders, based upon information available to us as of January 21, 2002, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.


               Number  of      Number of Shares     Number          Percentage
                                                                    of Shares
 Selling       Shares  Owned   Registered By       Of Shares         Owned By
                                                                   Shareholders
Shareholders   Before  Sale    Prospectus         To Be Sold        After Sale
------------   -------------   ----------         -----------      ------------
Karen  Conway        0           25,000             25,000             0%
-------------        -           ------             ------             --
Ted  Hulbush         0           50,000             50,000             0%
------------         -           ------             ------             --
Securities
Compliance
Control, LLC         0           25,000             25,000             0%
------------         -           ------             ------             --
Jerome  Limonta      0          100,000            100,000             0%
---------------      -          -------            -------             --
Myers  Group         0          100,000            100,000             0%
------------         -          -------            -------             --
David  Villarreal   165,000     400,000            400,000             0%
-----------------   -------     -------            -------             --
Jonathan  Small      0           50,000             50,000             0%
---------------      -           ------             ------             --
William  Kroske     50,000      100,000            100,000             0%
---------------     ------      -------            -------             --
David  Griffith     125,000      25,000             25,000             0%
---------------     -------      ------             ------             --
Brian  Lebrecht     50,000       75,000             75,000             0%
---------------     ------       ------             ------             --
Investors  Advocate  0           50,000             50,000             0%
-------------------  -           ------             ------             --

TOTALS:             365,000   1,000,000          1,000,000
                    -------   ---------          ---------



                              PLAN  OF  DISTRIBUTION

        The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus on one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. Such sales shall be compliance with all of the requirements of Rule 144. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

        The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares owned by them may be deemed to be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

        There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered. We will pay all expenses in connection with this offering and will not receive any proceeds from sale of any shares by the Selling Shareholders.


                                  LEGAL  MATTERS

        The validity of the Common Stock offered hereby will be passed upon for us by Law Office of David M. Griffith, a Professional Corporation, our counsel. Mr. Griffith is the beneficial owner of 125,000 shares of our Common Stock.

                                     PART  II

             INFORMATION  NOT  REQUIRED  IN  THE  REGISTRATION  STATEMENT


ITEM  8.  EXHIBITS.

4.     2000  Employee  Stock  Compensation  Program,  as  amended.*

4.4    Specimen  Share  Certificate.*

5. Opinion of the Law Office of David M. Griffith, a Professional Corporation, as to the validity of the securities registered hereunder.

23.1. Consent of the Law Office of David M. Griffith, a Professional Corporation (set forth in the opinion filed as Exhibit 5 to this Registration Statement).

23.2.  Consent  of  McKennon  Wilson  &  Morgan  LLP.*
_______________
*  Previously  filed.



                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of Costa Mesa, State of California on January 21, 2002.

                                            By:  /s/  VINCENT  RINEHART
                                                 -------------------------------
                                                 VINCENT  RINEHART
                                                 President  and  Chief
                                                 Executive  Officer

        In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement was signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                        TITLE                                 DATE

/s/  SCOTT  PRESTA              Director                        January 21, 2002
---------------------
SCOTT  PRESTA


/s/  VINCENT  RINEHART          Chairman of the Board,          January 21, 2002
-----------------------         Chief  Executive  Officer,
VINCENT  RINEHART               President  and  Acting
                                Chief Financial  Officer
                                (Principal Executive  and
                                Accounting  Officer)

                                  EXHIBIT  INDEX




EXHIBIT
NUMBER        DESCRIPTION

4.            2000  Employee  Stock  Compensation  Program,  as  amended.*

4.4           Specimen  Share  Certificate.*

5. Opinion of the Law Office of David M. Griffith, a Professional Corporation, as to the validity of the securities registered hereunder.

23.1. Consent of the Law Office of David M. Griffith, a Professional Corporation (set forth in the opinion filed as Exhibit 5 to this Registration Statement).

23.2.         Consent  of  McKennon  Wilson  &  Morgan  LLP*

-----------------------------------
*  Previously  filed.

                                                                       EXHIBIT 5


LAW  OFFICE  OF  DAVID  M.  GRIFFITH,
A  PROFESSIONAL  CORPORATION
ONE  WORLD  TRADE  CENTER,  SUITE  800
LONG  BEACH,  CA  90831-0800
TELEPHONE:   562-983-8017
FACSIMILE:   562-983-8122

January  21,  2002

AnzaFinancial  Corporation
3200  Bristol  Street,  Suite  710
Costa  Mesa,  CA  92626

RE:    Anza  Capital,  Inc.  -  Post-Effective  Amendment  No. 1 to Registration
       Statement  and  Reoffer  Prospectus  on  Form  S-8

Ladies  &  Gentlemen:

        This office represents Anza Capital, Inc., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933, as amended by Post-Effective Amendment No. 1 thereto (the "Registration Statement"), which relates to the resale of up to 1,000,000 shares by Myers Group, David Villarreal, Brian Lebrect, Investors Advocate, William Kroske, Jonathan Small, David Griffith, Jerome Limonta, Ted Hulbush, Securities Compliance Control, LLC, and Karen Conway and other unnamed future shareholders (collectively, the "Selling Shareholders") in accordance with various legal services, employment, and consulting agreements between the Registrant and the Selling Shareholders (the "Registered Securities"). In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

        Based upon the foregoing, it is our opinion that the Registered Securities, when issued as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

        We acknowledge that we are referred to under the heading "Legal Matters" in the Reoffer Prospectus which is a part of the Registrant's Form S-8 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

Sincerely,

/s/  DAVID  M.  GRIFFITH
Law  Office  of  David  M.  Griffith,
a  Professional  Corporation